Exhibit 1

[letterhead of Neuger Henry Bartkowski Public Relations]

FOR:     HEALTH OUTCOMES MANAGEMENT, INC.
         2331 University Avenue Southeast
         Minneapolis, Minnesota  55414
         Nasdaq OTCBB:  HOMI

CONTACTS:     612/378-3053              Peter J. Zugschwert

              612/344-1000              Karen J. Snedeker
                                        Neuger Henry Bartkowski Public Relations

                        HEALTH OUTCOMES MANAGEMENT, INC.
                        ANNOUNCES NEW BOARD OF DIRECTORS

     MINNEAPOLIS - SEPTEMBER 19, 1997 Health Outcomes Management, Inc. (Nasdaq
OTCBB: HOMI) announced that Jonathan R. Gordon, Stanford M. Baratz, Peter J. Zugschwert and Matthew E. Goldberg were elected as the new members of the company's board of directors at the annual meeting of shareholders held yesterday afternoon. The newly elected directors were the candidates nominated by Victor S. Greenstein of the Greenstein Group in opposition to the slate proposed by the company's management.

     Mr. Zugschwert stated, "On behalf of Mr. Greenstein and the new members of the board of directors, I thank the shareholders of Health Outcomes Management, Inc. for supporting our proxy contest to bring a new management team to the company. We will work closely with the company's customers, employees and vendors to preserve important relationships. We also intend to immediately develop a plan for accomplishing a turnaround of the company's business and finances."

     Health Outcomes Management, Inc. provides clinical support and financial software services to long-term healthcare facilities, home healthcare agencies, retail pharmacies and hospitals. The company also operates a community pharmacy that is being developed into a prototype store for applying patient care concepts.

     This news release contains forward-looking statements that reflect new management's current views and plans. The statements are based on many assumptions and factors, including those disclosed in filings made by the company with the Securities and Exchange Commission, and are subject to new management's assessment of the company and its business and financial condition.